Exhibit 23.1

[Gaffney, Cline & Associates Ltd Letterhead]

February 3, 2009

The Directors,

Toreador Resources Corporation,

9 rue Scribe,

75009 Paris,

France.

Dear Sirs,

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in (i) that Current Report on Form 8-K of Toreador Resources Corporation (the “Form 8-K”) filed with the Securities and Exchange Commission on or about February 3, 2010, and (ii) that Registration Statement on Form S-3 (File No. 333-163067) of Toreador Resources Corporation originally filed on November 12, 2009, as amended on December 16, 2010 (the “Registration Statement”) and the related prospectus.

We hereby further consent to (i) the inclusion of our reserves letter, entitled: “United States Securities and Exchange Commission Compliant Reserves for Certain of Toreador’s French Oil Producing Assets as at 31st December, 2009” in the Form 8-K, filed as Exhibit 99.2 of the Form 8-K, and incorporated by reference into the Registration Statement and the related prospectus, and (ii) the use in the Form 8-K and the Registration Statement and the related prospectus of information contained in our letter setting forth the estimate of reserves from the oil reserves of Toreador Resources as of December 31, 2009.

We consent to the reference to our firm in such Registration Statement and the related prospectus under the heading “Experts.”

/s/ Brian C. Rhodes
Brian C. Rhodes
Gaffney, Cline & Associates Ltd.